U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                Universe2U Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                             86-0433489
            ------                                             ----------
(State or other jurisdiction of                       (I.R.S. Employer I.D. No.)
incorporation or organization)

                              CONSULTING AGREEMENT
                              (Full Title of Plan)

  Angelo Boujos, 8500 Leslie Street, Suite 500, Thornhill, Ontario L3T 7M8 CN
  ---------------------------------------------------------------------------
                    (Name and Address of Agent for Service)

                                 (905) 731-9459
          (Telephone number including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                      Proposed       Proposed
                                       Maximum        Maximum
Title of                              Offering       Aggregate        Amount of
Securities           Amount to be     Price Per     Offering        Registration
to be Registered    Registered(1)      Share          Price            Fee(2)
--------------------------------------------------------------------------------
Common Stock          1,000,000        $.018          $18,000           $6.62
--------------------------------------------------------------------------------

(1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Estimated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

PROSPECTUS


                                 Universe2U Inc.
                          8500 Leslie Street, Suite 500
                       Thornhill, Ontario L3T 7M8, Canada

                       (1,000,000 SHARES OF COMMON STOCK)

     This Prospectus relates to the offer and sale by Universe2U Inc., a Nevada corporation (the "Company") of shares of its $.00001 par value common stock (the "Common Stock) to consultants of the Company (the "Consultants) pursuant to agreements entered into between the Company and the Consultants. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefore, an aggregate 1,000,000 shares of the Common Stock to the Consultants in consideration for services rendered and to be rendered under the agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the shares acquired in the Company. If a Consultant who is not now an affiliate becomes an affiliate of the Company in the future, the Consultant would then be subject to
Section 16 (b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol UTOV.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Date of this Prospectus is January 27, 2003.

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

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


     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Universe2U Inc. 8500 Leslie Street, Suite 500, Thornhill, Ontario L3T 7M8, Canada.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W., Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.










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



                                TABLE OF CONTENTS
                                                                           PAGE

PART                                                                         1

Information Required In the Section 10(a) Prospectus                         1

Item 1.  Plan Information                                                    1

General Information                                                          1

The Company                                                                  1
Purpose                                                                      1
Common Stock                                                                 1
The Consultants                                                              1
No Restrictions on Transfer                                                  1
Tax Treatment to the Consultants                                             1
Restrictions on Resale                                                       2

Documents Incorporated By Reference & Additional Information                 2

Item 2. Registrant Information And Employee Plan Annual Information          2

Legal Opinion and Experts                                                    2
Indemnification of Officers and Directors                                    3

PART II                                                                      3

Information Required In The Registration Statement                           3

Item 3. Incorporation of Documents by Reference                              3

Item 4.  Description of Securities                                           3

Item 5. Interests of Named Experts and Counsel                               4

Item 6.  Indemnification of Directors and Officers                           4

Item 7. Exemption from Registration Claimed                                  4

Item 8. Exhibits                                                             4

Item 9. Undertakings                                                         5

Signatures                                                                   7

Exhibit Index                                                                8

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


PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan information

GENERAL INFORMATION

The Company

     The Company has its principal offices at 8500 Leslie Street, Suite 500, Thornhill, Ontario, L3T 7M8, Canada.

Purposes

     The Common Stock will be issued by the Company pursuant to agreements entered into between the Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company will be able to use the services of the Consultants in connection with advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the form of agreement has been filed as an exhibit to this Registration Statement.

COMMON STOCK

     The Board has authorized the issuance of up to 1,000,000 shares of the Common stock to the Consultants upon effectiveness of this registration statement.

The Consultants

     The Consultants have each agreed to provide their respective expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer

     The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and will be entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultants

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt, since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Resales

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

     The Company hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended December 31, 2001, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to any filed form 10-KSB, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 8500 Leslie Street, Suite 500, Thornhill, Ontario L3T 7M8, Canada.

Legal Opinions and Experts

     Steven L. Siskind, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Siskind is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5
- Interests of Named Experts and Counsel)

     The financial statements of the Company, incorporated by reference in the Company's Annual Report (Form 10K-SB) for the year ended December 31, 2001, have been audited by Moore, Stephens, Cooper, Molyneux LLP, CAs, independent auditor, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

     Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference

     Registrant hereby states that (i) all documents set forth in (a) through
(c) below, are incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     (a) Registrant's latest Annual Report, if any, whether filed pursuant to
Section 13(a) or 15(d) of the Exchange Act;

     (b) All other report filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

     (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item 4.  Description of Securities

     The securities being registered are common stock $.00001 par value.

Item 5.  Interests of Named Experts and Counsel

     NONE

Item 6.  Indemnification of Directors and Officers

     In accordance with Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article IX of the Company's by-laws provides that no director or officer of the Company be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of distributions in violation of NRS
Section 78.300, which provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by this chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the Company, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, the Company's amended Articles of Incorporation provide that if the Nevada Revised Statutes are amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director and/or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

     Article IX of the Company's amended and restated by-laws provides for indemnification by the Company or its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonably cause to believe his or her conduct was unlawful.

     The Company has also entered into indemnification agreements with each of its directors and certain of its executive officers. These agreements provide that the Company indemnify each of its directors and such officers to the fullest extent permitted under law and the Company's by-laws, and provide for the advancement of expenses to each director and each such officer. The Company has also obtained directors and officers insurance against certain liabilities.

Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     (a) The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.          Title

4.                   Not Applicable

5. Opinion of Steven L. Siskind regarding the legality of the securities registered.

10                   Consulting Agreement

15.                  Not Required

23.1 Consent of Steven L. Siskind, to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

23.2                 Consent of Moore Stephens Cooper Molyneux LLP

27.                  Not Required

28.                  Not Required

29.                  Not Required

Item 9.  Undertakings

     1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

     2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement

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


shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.




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



                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Thornhill, Ontario Canada on the date set forth below.

Dated:  January 27, 2003
                                                       Universe2U Inc.


                                            By: /s/  Angelo Boujos
                                                --------------------------------
                                                Angelo Boujos, Acting CEO & CFO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.


Dated:  January  27, 2003                    /s/  Angelo Boujos
                                             -----------------------------------
                                             Angelo Boujos, Acting CEO & CFO


Dated:  January 27, 2003                     /s/  Angelo Boujos
                                            ------------------------------------
                                            Angelo Boujos, Chairman of the Board




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


Form S-8 Registration Statement

EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit No.       Descriptions                                 Numbered Page
---------         ------------                                 -------------

5.              Opinion of Counsel                                   9

10.             Form of Consulting Agreement                        10

23.1            Consent of Steven L. Siskind                         9
                (included in Opinion of Counsel
                 - Exhibit 5)

23.2            Consent of Moore Stephens Cooper                    14
                Molyneux LLP



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